Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES RECORD 2013 THIRD QUARTER FINANCIAL RESULTS

BOARD OF DIRECTORS ANNOUNCES QUARTERLY CASH DIVIDEND

Q3 2013 Financial Highlights

•                  Revenues increased by 27.7% to a record $551.3 million compared to $431.8 million in the third quarter of 2012

•                  Net income attributable to Primoris increased by 24.7% to a record $21.8 million, or $0.42 per diluted share, compared to Q3 2012 net income attributable to Primoris of $17.5 million, or $0.34 per diluted share

•                  At September 30, 2013:

•            $177.2 million in cash, cash equivalents, and short-term investments

•            Record total backlog, including four quarters of estimated MSA revenue, of $1.92 billion

Dallas, TX — November 5, 2013— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its third quarter ended September 30, 2013.

The company also announced that on October 30, 2013, its Board of Directors declared a $0.035 per share cash dividend to stockholders of record as of December 31, 2013, payable on or about January 15, 2014.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris commented, “Primoris’s third quarter results were the strongest in the company’s history.  Our top and bottom line benefitted from our emphasis on growing the company by targeting energy-focused markets. We announced nearly $600 million in new awards over the past two months, and our backlog grew to a record of $1.9 billion.  Our new awards highlight the expanded range of our offerings, a direct benefit of our strategic acquisition strategy.

Mr. Pratt continued, “We are in a gratifying stage of the construction cycle, as we are now seeing bids and awards for our industrial and engineering businesses in markets we have been talking about for several quarters.  Persistent low natural gas prices along with long overdue maintenance and upgrades are driving demand for our services in the Gulf Coast region, and we believe this is a multi-year opportunity.  Additionally, sustained increases in oil and gas production from U.S. shale plays are maintaining national demand for new pipelines.  While the macroeconomic environment can occasionally stifle these drivers, we have confidence that our proven ability to execute on projects will support us as we strive to deliver outstanding results to our shareholders.”

2013 THIRD QUARTER RESULTS OVERVIEW

Revenues for the 2013 third quarter increased 27.7% to $551.3 million from $431.8 million for the same period last year.  Growth at legacy companies accounted for 10.0% of the increase, and the remaining 17.7% increase was from the acquisitions of Saxon, Q3C, and FSSI.  Gross profit increased by $19.2 million, or 34.1% , compared to the same period in 2012.  The gross profit increase from legacy companies’ growth was $3.7 million and the acquisitions of Saxon, Q3C, and FSSI contributed $15.5 million to the increase in profit.

SEGMENT RESULTS

•              East Construction Services — The East Construction Services segment consists of businesses located primarily in the southeastern United States and along the Gulf Coast.  Included in this segment are the operations of JCG’s Heavy Civil, Industrial and Infrastructure & Maintenance divisions; Cardinal Contractor’s water and wastewater construction activities;  and the services provided by the 2012 and 2013 acquisitions (Sprint, Silva, Saxon, and FSSI).

•              West Construction Services — The West Construction Services segment consists of businesses located primarily in the western United States.  The segment primarily includes the underground and industrial operations of ARB, Inc., the operations of Rockford (which performs its major capital underground work throughout the United States), the operations of ARB Structures, the 2012 acquisition of Q3 Contracting, Inc.,  and Primoris Renewables, Inc.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              Engineering — The Engineering segment includes the results of OnQuest, Inc. and OnQuest Canada, ULC.

Segment Revenues

(in thousands, except %)

	For the three months ended September 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$178,716	32.4%	$181,260	42.0%
West Construction Services	362,362	65.7%	242,033	56.0%
Engineering	10,255	1.9%	8,549	2.0%
Total	$551,333	100.0%	$431,842	100.0%

	For the nine months ended September 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

East Construction Services	$544,325	38.7%	$459,167	43.3%
West Construction Services	828,242	58.9%	567,351	53.5%
Engineering	33,774	2.4%	34,333	3.2%
Total	$1,406,341	100.0%	$1,060,851	100.0%

Segment Gross Margin

(in thousands, except %)

	For the three months ended September 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$10,600	5.9%	$18,664	10.3%
West Construction Services	62,520	17.3%	35,602	14.7%
Engineering	2,345	22.9%	2,025	23.7%
Total	$75,465	13.7%	$56,291	13.0%

	For the nine months ended September 30,
	2013 Unaudited		2012 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

East Construction Services	$40,810	7.5%	$47,442	10.3%
West Construction Services	133,195	16.1%	84,297	14.9%
Engineering	7,093	21.0%	6,152	17.9%
Total	$181,098	12.9%	$137,891	13.0%

East Construction Services:  Revenues decreased by $2.5 million in the 2013 third quarter compared to the same period in the prior year.  The acquisitions of Saxon and FSSI contributed $14.4 million.  Cardinal Contractors revenues increased by $4.5 million due to work on water treatment facilities in Florida and Texas, JCG Industrial division revenues increased $2.8 million due to additional projects in the Gulf Coast area, and JCG Infrastructure & Maintenance division revenues increased $2.4 million.  These increased revenues were offset by decreases of $15.2 million on the JCG Heavy Civil division projects as the result of a $31.9 million decrease in Louisiana Department of Transportation work offset primarily by increases in Texas Department of Transportation highway projects in Belton, Texas.  Sprint Pipeline revenues decreased by $11.5 million due to larger projects being completed in the previous quarters.  Overall gross profit decreased by $8.1 million in the 2013 third quarter compared to the same period in the prior year.  Gross profit from the JCG Heavy Civil division decreased by $6.0 million due primarily from the reduced revenues and the transition from completed projects with higher margins in Louisiana in 2012 and the startup of the Belton, Texas area projects in 2013.  Sprint Pipeline gross profit decreased $2.4 million due to its reduced revenue.  Gross profit at the JCG Industrial division increased by $0.6 million.

West Construction Services:  Revenues increased by $120.3 million in the 2013 third quarter compared to the same period in the prior year.  The Q3C acquisition accounted for $62.0 million of the revenue increase.  The remainder of the revenue increase came from a $67.0 million increase at Rockford, primarily from increased pipeline construction projects in the Pennsylvania and Ohio region, and a $1.2 million increase at ARB Structures.  These increases in revenues were offset by a decrease in the ARB Underground division of $8.0 million that was primarily a result of fewer MSA work authorizations from its largest customer and a decrease of $1.8 million in the ARB Industrial division due to completion of power plant projects at the end of 2012 and during the quarter ended September 30, 2013.  Gross profit increased by $26.9 million in the 2013 third quarter compared to the same period in the prior year.  This includes a gross profit contribution of $16.1 million from the acquisition of Q3C, as well as increased gross profit of $17.6 million at ARB Industrial as a result of the completion of a major power plant project.  Offsetting these was a decline at ARB Underground in gross profit of $4.2 million, mainly due to lower revenues, and a decline at Rockford in gross profit of $2.6 million because of weather and technical complications on a large Ohio project.

Engineering: Revenues increased by $1.7 million, and gross profit increased by $0.3 million in the 2013 third quarter compared to the same period in the prior year.  The revenues increase is mainly due to the increase in new sales bookings, which is expected to continue for the balance of 2013.

Selling, general and administrative expenses (“SG&A”) were $36.5 million, or 6.6% of revenues for the third quarter of 2013, compared to $26.0 million, or 6.0% of revenues for the third quarter of 2012, an increase of $10.5 million.  The third quarter of 2013 SG&A expenses included a $3.3 million impairment charge of the WesPac investment basis difference, a charge of $0.5 million to recognize achievement of the 2013 Q3C earn-out target, and $5.6 million in expenses from the acquired companies of Saxon, Q3C, and FSSI.

Operating income for the 2013 third quarter was $39.0 million, or 7.1% of total revenues, compared to $30.3 million, or 7.0% of total revenues, for the same period last year.

Net other income and expenses in the 2013 third quarter was an expense of $1.7 million, a $0.3 million increase from net other expense of $1.4 million in the 2012 third quarter.  The increase was primarily due to increased interest expense from the $50 million 3.65% Senior Secured Notes, dated December 29, 2012, and the $25 million Senior Secured Notes, dated July 25, 2013.

The provision for income taxes for the 2013 third quarter was $14.1 million, or an effective tax rate on net income attributable to Primoris of 39.2%, compared to $11.0 million, or an effective tax rate on net income attributable to Primoris of 38.5%, in the prior year quarter.

Net income attributable to Primoris for the 2013 third quarter was $21.8 million, or $0.42 per diluted share, compared to net income attributable to Primoris of $17.5 million, or $0.34 per diluted share, in the same period in 2012.

Fully diluted shares outstanding for the 2013 third quarter increased by 0.5% to 51.7 million from 51.4 million in last year’s third quarter.

OTHER FINANCIAL INFORMATION

Primoris’s balance sheet at September 30, 2013 included cash, cash equivalents, and short-term investments of $177.2 million, working capital of $213.8 million, total debt and capital leases secured by equipment of $222.3 million, and stockholders’ equity of $377.6 million.  The balance sheet included a $14.8 million liability representing the estimated fair value for unpaid earnout amounts from acquisitions.  Primoris’ tangible net worth at September 30, 2013, was $210.9 million.

BACKLOG

	Backlog at September 30, 2013 (in millions)
Segment	Historic Calculation	Estimated Annual MSA Revenues	Revised Backlog

East Construction Services	$1,097	$96	$1,193
West Construction Services	315	379	694
Engineering	36	—	36
Total	$1,448	475	1,923

At September 30, 2013, total backlog using our historical calculation was $1.45 billion compared to $1.35 billion at December 31, 2012.  For the three months ended September 30, 2013, approximately $213 million of revenue was generated by projects that were not included in the historical backlog calculation.

As previously discussed, we have changed our backlog calculation to better reflect the company’s increasing percentage of revenues derived from MSAs as a result of the acquisitions of Sprint and Q3C.  The new calculation includes estimated MSA revenues for the next four quarters.  With this addition to the backlog calculation, the new total backlog at September 30, 2013 was $1.9 billion.  We expect that during the next four quarters, using the revised backlog calculation, we will recognize as revenue approximately 64% of the East Construction Services segment backlog, approximately 99% of the West Construction Services segment backlog, and approximately 91% of the Engineering segment.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues, as a portion of Primoris’s revenues are still derived from projects that are not part of backlog and the estimated MSA revenues calculation, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  Additionally, projects that are considered a part of backlog or MSA contracts may be cancelled by our customers.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, November 5 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

The conference call will also be broadcasted live via the Investor Relations section of Primoris’s website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

ABOUT PRIMORIS

Founded in 1946, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada.  For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Quarterly Report on Form 10-Q for the period ended September 30, 2013, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statement.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended, September 30,
	2013	2012	2013	2012

Revenues	$551,333	$431,842	$1,406,341	$1,060,851
Cost of revenues	475,868	375,551	1,225,243	922,960
Gross profit	75,465	56,291	181,098	137,891
Selling, general and administrative expenses	36,478	26,014	96,657	69,684
Operating income	38,987	30,277	84,441	68,207

Other income (expense):
Income (loss) from non-consolidated entities	113	(159)	169	895
Foreign exchange gain (loss)	91	18	3	(30)
Other expense	(376)	(382)	(809)	(961)
Interest income	32	96	95	143
Interest expense	(1,579)	(937)	(4,501)	(3,044)
Income before provision for income taxes	37,268	28,913	79,398	65,210

Provision for income taxes	(14,075)	(10,965)	(30,272)	(24,875)
Net income	23,193	17,948	49,126	40,335

Net income attributable to noncontrolling interests	(1,348)	(432)	(1,947)	(600)

Net income attributable to Primoris	21,845	17,516	47,179	39,735

Earnings per share:
Basic:	$0.42	$0.34	$0.92	$0.77
Diluted:	$0.42	$0.34	$0.91	$0.77

Weighted average common shares outstanding:
Basic	51,568	51,398	51,529	51,387
Diluted	51,671	51,404	51,595	51,402

CONDENSED CONSOLIDATED BALANCE SHEETS

 (In Thousands, Except Share Amounts)

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$174,034	$157,551
Short term investments	3,179	3,441
Customer retention deposits and restricted cash	15,377	35,377
Accounts receivable, net	284,497	268,095
Costs and estimated earnings in excess of billings	80,434	41,701
Inventory and uninstalled contract materials	43,616	37,193
Deferred tax assets	10,477	10,477
Prepaid expenses and other current assets	12,830	10,800
Total current assets	624,444	564,635
Property and equipment, net	220,179	184,840
Investment in non-consolidated entities	6,546	12,813
Intangible assets, net	48,002	51,978
Goodwill	118,626	116,941
Other long-term assets	1,214	—
Total assets	$1,019,011	$931,207

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$119,882	$151,546
Billings in excess of costs and estimated earnings	147,464	158,892
Accrued expenses and other current liabilities	101,881	76,152
Dividends payable	1,805	—
Current portion of capital leases	3,928	3,733
Current portion of long-term debt	26,910	19,446
Current portion of contingent earnout liabilities	8,763	10,900
Total current liabilities	410,633	420,669
Long-term capital leases, net of current portion	2,760	3,831
Long-term debt, net of current portion	188,713	128,367
Deferred tax liabilities	20,018	20,018
Long-term contingent earnout liabilities, net of current portion	6,083	12,531
Other long-term liabilities	13,243	13,153
Total liabilities	$641,450	$598,569
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	159,058	155,605
Retained earnings	217,540	175,517
Noncontrolling interests	958	1,511
Total stockholders’ equity	377,561	332,638
Total liabilities and stockholders’ equity	$1,019,011	$931,207